Summary of Consulting Arrangement
                                     Between
            BioMedical Consulting LLC and BioForce Nanosciences, Inc.
                         Fourth Quarter 2005 - May 2006

Through BioMedical Consulting LLC, BioForce Nanosciences, Inc. retained Kerry M. Frey in the fourth quarter of 2005 to provide management consulting services. He was compensated for these services by a grant on December 20, 2005 of stock options to purchase 356,310 shares of common stock at an exercise price of $1.26 per share, vesting annually in equal 1/3 amounts starting December 20, 2006.

From January 1, 2006 through May 31, 2006, Mr. Frey continued to provide management services through BioMedical Consulting at the average monthly rate of $13,750, plus reimbursement for expenses. On March 13, 2006, BioForce Nanosciences Holdings, Inc.'s Board of Directors appointed Mr. Frey to the non-employee position of Chief Operating Officer.

On April 11, 2006, Mr. Frey was appointed a director of BioForce Nanosciences Holdings, Inc. Upon this appointment, Mr. Frey was granted stock options to purchase 100,000 shares of common stock at an exercise price of $4.60 per share, vesting annually in equal 1/3 increments starting April 11, 2007.

The consulting agreement with BioMedical Consulting terminated on May 31, 2006.